Exhibit 99.1

INDUSTRIAL LOGISTICS PROPERTIES TRUST

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

(dollars in thousands)

The following unaudited pro forma condensed consolidated financial statements of Industrial Logistics Properties Trust, or ILPT, give effect to (i) the acquisition by ILPT of Monmouth Real Estate Investment Corporation, a Maryland corporation, or MNR, pursuant to the merger, or the Merger, of MNR with and into one of ILPT’s wholly owned subsidiaries, and (ii) other transactions that occurred in connection with the closing of the Merger, including (1) ILPT’s entering into a joint venture arrangement, or the joint venture, with an unrelated third party institutional investor for 95 properties, including two committed, but not yet completed, MNR property acquisitions, (2) the joint venture’s assumption of $323,432 of existing MNR mortgage debt and entering into a $1,400,000 floating rate CMBS loan, (3) ILPT’s entering into a $1,385,158 bridge loan, and (4) ILPT’s entering into a $700,000 fixed rate CMBS loan. The Merger and other transactions are further described in the notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2021 reflects ILPT’s financial position as if the Merger and other transactions described above and in the notes to the unaudited pro forma condensed consolidated financial statements occurred on December 31, 2021. The unaudited pro forma condensed consolidated statement of income (loss) for the year ended December 31, 2021 reflects the results of ILPT’s operations as if the Merger and other transactions described above and in the notes to the unaudited pro forma condensed consolidated financial statements occurred on January 1, 2021. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) ILPT’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2021, included in ILPT’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 15, 2022 with the Securities and Exchange Commission, or SEC, (ii) MNR’s audited consolidated financial statements and the notes thereto as of and for the fiscal year ended September 30, 2021, included in MNR’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed on November 12, 2021 with the SEC and incorporated by reference in Item 9.01(a) of this Current Report on Form 8-K/A, and (iii) MNR’s unaudited condensed consolidated financial statements and the notes thereto as of and for the three months ended December 31, 2021, included in MNR’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2021 filed on February 4, 2022 with the SEC and incorporated by reference in Item 9.01(a) of this Current Report on Form 8-K/A.

These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. In the opinion of ILPT’s management, all adjustments necessary to reflect the effects of the Merger and other transactions described above and in the notes to the unaudited pro forma condensed consolidated financial statements have been included and are based upon available information and assumptions that ILPT’s management believes are reasonable. Adjustments have been made to the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statement of income (loss) to reflect factually supportable items that are directly attributable to these transactions, and with respect to the unaudited pro forma condensed consolidated statement of income (loss), are expected to have a continuing impact on ILPT’s financial results.

The allocation of the purchase price of ILPT’s acquisition of MNR as described in the notes and reflected in these unaudited pro forma condensed consolidated financial statements, is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed. Consequently, amounts preliminarily allocated to these assets acquired and liabilities assumed could change significantly from those reflected in these unaudited pro forma condensed consolidated financial statements.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of ILPT’s expected financial position or results of operations for any future period. Differences could result from numerous factors, including future changes in ILPT’s portfolio of investments, capital structure, property level operating expenses and revenues, including rents expected to be received from ILPT’s existing leases or leases ILPT may enter into in the future, changes in interest rates, the performance of ILPT’s joint ventures, the timing of the expected sales of certain MNR properties and other reasons. Actual future results are likely to be different from amounts presented in these unaudited pro forma condensed consolidated financial statements and such differences could be significant.

Industrial Logistics Properties Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2021

(dollars in thousands)

	ILPT Historical	MNR Historical	MNR Acquisition Adjustments	Financing Transactions	MNR Disposition Properties	ILPT Pro Forma
			(3)(A)	(3)(B)	(3)(C)
ASSETS
Real estate properties:
Land	$699,037	$277,846	$49,354	$—	$—	$1,026,237
Buildings and improvements	1,049,796	2,025,844	446,577	—	—	3,522,217
Total real estate properties, gross	1,748,833	2,303,690	495,931	—	—	4,548,454
Accumulated depreciation	(167,490)	(345,988)	345,988	—	—	(167,490)
Total real estate properties, net	1,581,343	1,957,702	841,919	—	—	4,380,964
Investment in unconsolidated joint venture	143,021	—	—	—	—	143,021
Assets of properties held for sale	—	—	724,073	—	(724,073)	—
Acquired real estate leases, net	63,441	20,959	207,481	—	—	291,881
Cash and cash equivalents	29,397	48,618	(3,703,644)	3,800,734	—	175,105
Restricted cash	—	—	103,980	—	—	103,980
Securities available for sale at fair value	—	143,505	3,045	—	—	146,550
Other assets, net	91,356	45,099	(27,079)	—	—	109,376
Total assets	$1,908,558	$2,215,883	$(1,850,225)	$3,800,734	$(724,073)	$5,350,877

LIABILITIES AND EQUITY
Revolving credit facility	$182,000	$—	$—	$(182,000)	$—	$—
Loans payable	—	250,000	(250,000)	—	—	—
Bridge loan, net	—	—	—	1,337,014	(720,477)	616,537
Mortgage notes payable, net	646,124	832,184	(508,752)	2,058,280	—	3,027,836
Liabilities of properties held for sale	—	—	3,596	—	(3,596)	—
Assumed real estate lease obligations, net	12,435	—	14,233	—	—	26,668
Accounts payable and other liabilities	29,957	38,965	(18,395)	—	—	50,527
Total liabilities	870,516	1,121,149	(759,318)	3,213,294	(724,073)	3,721,568

Commitments and contingencies

Equity:
Equity attributable to shareholders:
Preferred stock	—	549,640	(549,640)	—	—	—
Common shares of beneficial interest, $.01 par value	654	983	(983)	—	—	654
Additional paid in capital	1,012,224	546,341	(546,341)	—	—	1,012,224
Cumulative net income	343,908	—	—	—	—	343,908
Cumulative other comprehensive loss	—	(2,230)	2,230	—	—	—
Cumulative common distributions	(318,744)	—	—	—	—	(318,744)
Equity attributable to shareholders	1,038,042	1,094,734	(1,094,734)	—	—	1,038,042
Noncontrolling interest:
Equity attributable to noncontrolling interest	—	—	3,827	587,440	—	591,267
Total equity	1,038,042	1,094,734	(1,090,907)	587,440	—	1,629,309
Total liabilities and equity	$1,908,558	$2,215,883	$(1,850,225)	$3,800,734	$(724,073)	$5,350,877

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Industrial Logistics Properties Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)

For the Year Ended December 31, 2021

(amounts in thousands, except per share data)

	ILPT Historical	MNR Historical	Financing Transactions	MNR Disposition Properties	Transaction Accounting Adjustments		ILPT Pro Forma
			(4)(D)	(4)(E)	(4)
Rental income	$219,874	$183,133	$—	$(35,341)	$2,043	(F)	$369,709

Expenses:
Real estate taxes	30,134	21,798	—	(4,862)	—		47,070
Other operating expenses	18,678	6,984	—	(1,974)	3,874	(G)	27,562
Depreciation and amortization	50,598	55,064	—	(9,770)	57,313	(H)	153,205
Acquisition and certain other transaction related costs	1,132	35,920	—	—	—		37,052
General and administrative	16,724	9,353	—	—	5,716	(I)	31,793
Total expenses	117,266	129,119	—	(16,606)	66,903		296,682

Gain on sale of real estate	12,054	6,376	—	—	—		18,430
Dividend income	—	6,182	—	—	—		6,182
Realized gain on sale of securities transactions	—	2,248	—	—	—		2,248
Unrealized holding gains arising during the period	—	50,239	—	—	—		50,239
Interest expense	(35,625)	(37,880)	(226,978)	21,391	25,348	(J)	(253,744)
Income (loss) before income tax expense and equity in earnings of investees	79,037	81,179	(226,978)	2,656	(39,512)		(103,618)
Income tax expense	(273)	—	—	—	—		(273)
Equity in earnings of investees	40,918	—	—	—	—		40,918
Net income (loss)	119,682	81,179	(226,978)	2,656	(39,512)		(62,973)
Net (income) loss attributable to noncontrolling interest	—	(2,996)	—	—	24,554	(K)	21,558
Net income (loss) attributable to shareholders	119,682	78,183	(226,978)	2,656	(14,958)		(41,415)
Preferred dividends	—	(33,419)	—	—	33,419	(L)	—
Net income (loss) attributable to common shareholders	$119,682	$44,764	$(226,978)	$2,656	$18,461		$(41,415)

Weighted average common shares outstanding - basic	65,169						65,169
Weighted average common shares outstanding - diluted	65,211						65,211

Per common share data (basic and diluted):
Net income (loss) attributable to common shareholders	$1.83						$(0.64)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Industrial Logistics Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(dollars in thousands)

(1)	Basis of Presentation

As of December 31, 2021, ILPT’s portfolio was comprised of 288 wholly owned properties containing approximately 34.0 million rentable square feet, including 226 buildings, leasable land parcels and easements containing approximately 16.7 million rentable square feet that were primarily industrial lands located on the island of Oahu, HI and 62 buildings containing approximately 17.3 million rentable square feet that were industrial and logistics properties located in 30 other states. As of December 31, 2021, ILPT also owned a 22% equity interest in an unconsolidated joint venture that owns 18 properties located in 12 states in the mainland United States containing approximately 11.7 million rentable square feet.

On February 25, 2022, ILPT completed its acquisition of MNR pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021 and as amended on February 7, 2022, or the Merger Agreement, by and among ILPT, Maple Delaware Merger Sub LLC, a Delaware limited liability company and ILPT’s wholly owned subsidiary, or Merger Sub, and MNR. At the effective time on February 25, 2022, or the Effective Time, MNR merged with and into Merger Sub, with Merger Sub as the surviving entity, and the separate existence of MNR ceased. MNR’s portfolio, including two committed, but not yet completed, MNR property acquisitions, includes 126 Class A, single tenant, net leased, e-commerce focused industrial properties containing approximately 26.3 million rentable square feet. The aggregate value of the consideration paid in the Merger was $3,734,305, including the assumption of $323,432 aggregate principal amount of existing MNR mortgage debt, the repayment of $885,269 of MNR debt and the payment of certain transaction fees and expenses, net of MNR’s cash on hand, and excluding two pending MNR property acquisitions for an aggregate purchase price of $78,843, excluding acquisition related costs.

These unaudited pro forma condensed consolidated financial statements include ILPT’s and MNR’s accounts and the accounts of their respective consolidated subsidiaries. All intercompany transactions and balances have been eliminated. MNR’s historical financial statements reflect MNR’s audited financial statements for the year ended September 30, 2021. Certain reclassifications have been made to MNR’s historical financial statements to conform to ILPT’s presentation.

(2)	The Merger and Related Transactions

Pursuant to the terms set forth in the Merger Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of MNR that was issued and outstanding immediately prior to the Effective Time was automatically converted into the right to receive $21.00 per share in cash, or the Common Stock Consideration, and each share of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share of MNR, or MNR’s Preferred Stock, that was issued and outstanding immediately prior to the Effective Time was automatically converted into the right to receive an amount in cash equal to $25.00 plus accumulated and unpaid dividends, or the Preferred Stock Consideration.

At the Effective Time, each MNR stock option and restricted stock award outstanding immediately prior to the Effective Time, whether vested or unvested, became fully vested and converted into the right to receive, in the case of stock options, the difference between the Common Stock Consideration and the exercise price and, in the case of restricted stock awards, the Common Stock Consideration. Any out-of-money stock options were canceled for no consideration.

Immediately following the closing of the Merger, ILPT entered into a joint venture with an unrelated third party institutional investor for 95 MNR properties, including two committed, but not yet completed, MNR property acquisitions. The investor acquired a 39% equity interest in the joint venture from ILPT for $587,440, and ILPT retained a 61% equity interest in the joint venture. In connection with the transaction, the joint venture assumed $323,432 of existing MNR mortgage debt secured by 11 properties and entered into a $1,400,000 floating rate CMBS loan secured by 82 properties, or the Floating Rate Loan. The Floating Rate Loan matures in March 2024, subject to three one year extension options and bears interest at a rate of Secured Overnight Financing Rate, or SOFR, plus a premium of 2.765%. In connection with the closing of the Merger, ILPT entered into a $1,385,158 bridge loan secured by 109 ILPT and MNR properties not owned by the joint venture, or the Bridge Loan. ILPT also entered into a $700,000 fixed rate CMBS loan secured by 17 ILPT properties, or the Fixed Rate Loan. The Bridge Loan matures in February 2023 and bears interest at a rate of SOFR plus a weighted average premium of 2.919%. The Fixed Rate Loan matures in February 2032 and bears interest at a weighted average interest rate of 4.417%. The Floating Rate Loan, the Bridge Loan and the Fixed Rate Loan are collectively referred to as the Loans.

ILPT used the proceeds from its sale of the joint venture interest to partially fund the acquisition of MNR. ILPT funded its equity interest in the joint venture and the balance of the acquisition of MNR with proceeds from the Bridge Loan and the Fixed Rate Loan. In connection with the Merger and the Loans, ILPT repaid the outstanding principal balance under its $750,000 unsecured revolving credit facility and then terminated the agreement governing the facility in accordance with its terms and without penalty.

The following tables summarize the estimated purchase price and funding sources of the Merger as of February 25, 2022:

Estimated purchase price (including acquisition related costs):
Total shares of MNR common stock at Effective Time	98,469,212
Common Stock Consideration	$21.00
Total Common Stock Consideration	$2,067,853
Preferred Stock Consideration	557,715
MNR debt repaid at closing	885,269
Estimated acquisition related costs	49,023
Cash portion of the purchase price	3,559,860
Assumed mortgage principal	323,432
Estimated working capital	(148,987)
Non-cash portion of the purchase price	174,445
Estimated purchase price	$3,734,305

Estimated funding sources (including acquisition related costs):
Floating Rate Loan, principal	$1,400,000
Bridge Loan, principal	1,385,158
Fixed Rate Loan, principal	700,000
Joint venture proceeds	587,440
Subtotal	4,072,598
Less: Deferred financing costs	(89,864)
ILPT revolving credit facility repayment	(185,000)
Excess cash deposited from proceeds of Loans	(237,874)
Estimated funding total	$3,559,860

The following table summarizes the preliminary purchase price allocation of the Merger:

Land	$327,200
Buildings	2,472,421
Acquired real estate leases	228,440
Assets of properties held for sale	724,073
Cash	8,814
Other assets, net	18,020
Securities available for sale	146,550
Total assets	3,925,518
Mortgage notes payable, at fair value	(323,432)
Accounts payable and other liabilities	(20,570)
Assumed real estate lease obligations	(14,233)
Liabilities of properties held for sale	(3,596)
Equity attributable to noncontrolling interest	(3,827)
Net assets acquired	3,559,860
Assumed working capital	(148,987)
Assumed mortgage notes payable, principal	323,432
Estimated purchase price (1)	$3,734,305

(1)	The allocation of the estimated purchase price, which includes estimated acquisition related costs, is based on preliminary estimates and may change significantly following further analysis of acquired in place leases and building valuations. The two pending MNR property acquisitions for an aggregate purchase price of $78,843, excluding acquisition related costs, are not included in the above table.

ILPT will account for the Merger as an asset acquisition, with ILPT being treated as the acquirer of MNR for accounting purposes. Accordingly, the assets acquired and liabilities assumed will be recorded at their respective relative fair values and added to those of ILPT. In addition, costs associated with the acquisition are capitalized. For purposes of these unaudited pro forma condensed consolidated financial statements, ILPT allocated: (i) a portion of the purchase price to land, buildings and improvements based on determinations of the fair values of the properties acquired assuming those properties are vacant; (ii) a portion of the purchase price to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time of acquisition) of the difference, if any, between (x) the contractual amounts to be paid pursuant to the acquired in place leases and (y) ILPT’s estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases; and (iii) a portion of the purchase price to acquired in place leases based upon market estimates to lease up the properties based on the leases in place at the time of acquisition. In making these allocations, ILPT considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time of acquisition.

(3)	Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments:

(A)	The adjustments represent the effects of the Merger and the preliminary purchase price allocation of the Merger for a total purchase price of $3,734,305, including the assumption of $323,432 aggregate principal amount of mortgage debt, the repayment of $885,269 of MNR debt and $49,023 of estimated acquisition related costs, and excluding two pending MNR property acquisitions for an aggregate purchase price of $78,843, excluding acquisition related costs.

Adjustments have been made to record land, buildings and improvements, acquired real estate leases, securities available for sale, other assets, assets and liabilities of properties held for sale, accounts payable and other liabilities, equity attributable to noncontrolling interest of MNR’s then existing joint venture and assumed real estate lease obligations at their estimated relative fair values as described in Note (2). Additional adjustments include:

(i)	Accumulated depreciation: Represents an adjustment of $345,988 to eliminate MNR’s historical accumulated depreciation.

(ii)	Loans payable: Represents an adjustment of $250,000 to eliminate the balance of MNR’s then existing loans payable, which included amounts outstanding under MNR’s credit facility and term loans. Amounts outstanding under MNR’s credit facility and term loans were repaid at the closing of the Merger and the agreement governing the facility and term loans was terminated.

(B)	The adjustments represent proceeds of $1,364,063 from the Floating Rate Loan, net of deferred financing costs of $35,937, $1,337,014 from the Bridge Loan, net of deferred financing costs of $48,144, $694,217 from the Fixed Rate Loan, net of deferred financing costs of $5,783 and $587,440 from ILPT’s sale of the equity interest in the joint venture to a third party investor. The adjustments also include the repayment of $182,000 outstanding under ILPT’s revolving credit facility as of December 31, 2021, which was terminated on February 25, 2022. The aggregate net proceeds of these transactions, including net of the repayment of the revolving credit facility and after debt issuance costs, were $3,800,734.

(C)	Upon closing of the Merger, ILPT classified 30 of MNR’s properties with approximately 4.9 million rentable square feet that ILPT expects to sell, or the MNR Disposition Properties, as held for sale. ILPT expects to complete the sale of the MNR Disposition Properties in less than one year and have recorded these properties at their estimated fair values less costs to sell. The net proceeds from the sale of those properties are expected to be used to repay amounts outstanding under the Bridge Loan. The estimates of fair value of the assets to be sold less costs to sell could change significantly from those reflected in these unaudited pro forma condensed consolidated financial statements. Further, the proceeds ILPT may receive from these sales may be less than the estimates of fair value and any such sales may take longer than one year to complete and may not be completed at all.

(4)	Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) Adjustments:

(D)	The adjustment reflects the effect on interest expense related to the financing transactions described above in Notes (2) and (3)(B). The components of the interest expense adjustment are as follows:

Year Ended December 31, 2021
Floating Rate Loan due March 2024
Principal	$1,400,000
Interest rate (1)	2.815%
Annual cash interest	39,410
Amortization of debt issuance costs	17,969
57,379
Bridge Loan due February 2023
Principal	1,385,158
Weighted average interest rate (2)	2.969%
Annual cash interest	41,125
Amortization of debt issuance costs (3)	103,653
144,778
Fixed Rate Loan due March 2032
Principal	700,000
Weighted average interest rate	4.417%
Annual cash interest	30,919
Amortization of debt issuance costs	578
31,497

Total annual interest expense related to the Loans	233,654
Less: interest expense incurred under ILPT’s revolving credit facility (4)	(6,676)
Total interest expense adjustment	$226,978

(1)	Contractual interest rate is SOFR as of February 25, 2022, plus a premium of 2.765%.
(2)	Contractual interest rate is SOFR as of February 25, 2022, plus a weighted average premium of 2.919%.
(3)	Represents amortization of debt issuance costs and other fees related to the Bridge Loan.
(4)	Represents actual interest expense incurred during the year ended December 31, 2021 by ILPT under its unsecured revolving credit facility, which was terminated after ILPT’s repayment of the outstanding principal balance thereunder at the closing of the Merger.

An increase or decrease in the variable interest rates of 1/8 of a percent would increase or decrease, respectively, annual interest expense under the Floating Rate Loan and the Bridge Loan by $1,750 and $1,731, respectively.

(E)	The adjustments represent the historical revenues and expenses of the MNR Disposition Properties as if the sales of those properties occurred as of January 1, 2021 and the effect on interest expense relating to the application of the net proceeds to repay a portion of the Bridge Loan.

(F)	The adjustment represents estimated non-cash straight line rent and non-cash amortization of above and below market leases related to the leases acquired in the Merger (excluding the MNR Disposition Properties). Capitalized above and below market lease values are amortized as a reduction or an increase, respectively, to rental income over the 8.3 year weighted average remaining lease term at the closing of the Merger. The components of the rental income adjustment are as follows:

For the Year Ended December 31, 2021
Non-cash straight line rent adjustments	$1,245
Non-cash net above and below market lease amortization	798
$2,043

(G)	The adjustment represents the effect on other operating expenses related to the acquired MNR properties (excluding the MNR Disposition Properties) based on ILPT’s contractual obligations under its property management agreement with its manager, The RMR Group LLC, or RMR.

(H)	The adjustment eliminates MNR’s historical depreciation and amortization expenses of $45,294, net of historical depreciation and amortization of the MNR Disposition Properties of $9,770, for the year ended December 31, 2021. The adjustment also includes estimated depreciation and amortization expenses related to the acquired MNR properties (excluding the MNR Disposition Properties) of $102,607, based on the estimated fair values of the assets acquired and liabilities assumed. Real estate investments are depreciated on a straight line basis over estimated useful lives generally ranging up to 40 years. Capitalized acquired in place leases, exclusive of the value of acquired above and below market leases, are amortized on a straight line basis over the 8.3 year weighted average remaining lease term at the closing of the Merger.

(I)	The adjustment eliminates MNR’s historical general and administrative expenses of $9,353 for the year ended December 31, 2021 and includes estimated general and administrative expenses related to the acquired MNR properties (excluding the MNR Disposition Properties) of $15,069 for the year ended December 31, 2021 based on ILPT’s contractual obligations under its business management agreement with RMR.

(J)	The adjustment eliminates MNR’s historical interest expense of $37,880 for the year ended December 31, 2021. The adjustment also includes the effect on interest expense related to the $323,432 of mortgage debt assumed at a weighted average interest rate of 3.875%.

(K)	The adjustment represents the noncontrolling interest related to the 39% equity interest in the joint venture.

(L)	The adjustment eliminates MNR’s historical preferred dividends paid on MNR’s Preferred Stock.